UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 3, 2019

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	ITI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, Iteris, Inc. (the “Company”) announced that it appointed Douglas Groves to serve as the Company’s Senior Vice President and Chief Financial Officer effective December 4, 2019.  Andy Schmidt will cease serving as Vice President of Finance and Chief Financial Officer of the Company immediately prior to the effective date of Mr. Grove’s appointment, but the Company has appointed him as a Senior Advisor for up to 12 months to facilitate the transition. Mr. Schmidt’s departure is not related to any issues involving the Company’s financial reporting. A separation agreement with Mr. Schmidt will be disclosed once finalized. A copy of the press release issued by the Company regarding Mr. Grove’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Most recently, Groves served as chief financial officer and treasurer of Ducommun, Inc. (NYSE: DCO), having joined the company in January 2013. Through December 2012, Groves held the position of corporate chief information officer at Beckman Coulter (NYSE: BEC), following a series of financial roles at the company beginning in January 1998. Beckman Coulter was acquired by Danaher Corporation (NYSE: DHR) in February 2011. Prior to joining Beckman Coulter, Groves was corporate controller of a privately held civil engineering firm and senior auditor and consultant at Deloitte & Touche. He received his MBA from the University of Southern California and bachelor’s degree from California State University at Long Beach.

Mr. Groves is 57 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Groves had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In connection with his hiring, the Company entered into an employment offer letter agreement with Mr. Groves (the “Agreement”), pursuant to which Mr. Groves will receive an annual base salary of $400,000, which may be increased from time to time at the discretion of the Compensation Committee of the Board. Mr. Groves will also be eligible to participate in the Company’s executive bonus plan as then in effect and his potential bonus for each year will be established annually by the Board or a committee of the Board, provided that the target bonus for the fiscal years ending March 31, 2020 and March 31, 2021 will each be 50% of Mr. Grove’s base salary.  The amount of any bonus will be based on the Company’s performance and the achievement of individual goals and objectives. Mr. Grove’s bonus for the fiscal year ending March 31, 2020 will be prorated based on full months employed during fiscal year 2020.

Subject to the approval of the Compensation Committee, Mr. Groves will also receive an option grant under the Company’s Amended and Restated 2016 Omnibus Incentive Plan (the “2016 Plan”) to purchase up to 100,000 shares of the Company’s common stock as a part of the fiscal year 2020 equity awards cycle and a new hire award option grant under the 2016 Plan to purchase up to 100,000 shares of the Company’s common stock (together, the “Options”), which Options will vest in four equal annual installments. The exercise price for the Options shall be equal to the closing sales price of the Company’s common stock on the date of the grant of the Options.

Mr. Groves’ employment agreement with the Company provides that his employment is “at will.” Mr. Groves will be entitled to severance benefits pursuant to the Company’s 2018 Executive Severance Plan (the “Severance Plan”). Pursuant to the Severance Plan, if Mr. Groves’ employment with the Company is terminated without Cause (as defined in the Severance Plan), Mr. Groves will be entitled to receive salary continuation payments for the twelve months following his termination and reimbursement for the cost of COBRA coverage for a period of up to twelve months following the termination. If Mr. Groves is terminated without Cause or resigns for Good Reason within twelve months following a Change in Control (as such capitalized terms are defined in the Agreement), he will be entitled to receive a lump sum payment equal to his base salary for twelve months and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination.

The foregoing description of the Agreement is not complete and is subject to, and qualified in its entirety by, the full text of such Agreement, a copy of the Agreement is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is being filed with this Current Report on Form 8-K.

Exhibit	Description

10.1	Employment Agreement, dated November 15, 2019, between Iteris, Inc. and Douglas Groves
99.1	Press release, dated December 3, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2019
ITERIS, INC.

	By:	/s/ Joe Bergera
Joe Bergera
Chief Executive Officer